TECHNOLOGY SUBLICENSE AGREEMENT

This TECHNOLOGY SUBLICENSE AGREEMENT (this “Agreement”) is entered into as of  April 19th, 2010 (“Effective Date”) by and among, Global 1 Enterprises, Inc. (“Global” or “Owner”), C$ cMoney, Inc., a Delaware corporation (“cMoney” or “Licensor”), and Soprano Design Pty Ltd, an Australian company (“Soprano” or “Licensee”).  Owner, Licensor and Licensee are referred to herein collectively as the “Parties” and each, individually, as a “Party.”

RECITALS

WHEREAS, Global is the owner of certain Intellectual Property (as defined below) relating to the Technology (as defined below), which includes the registered and applied-for intellectual property rights specified in Schedule A, attached hereto;

WHEREAS, pursuant to that certain Technology License Agreement, dated April 19th, 2010, by and between Global and cMoney, Global granted to cMoney, and cMoney obtained, the exclusive right, license and authority under the Intellectual Property to develop and to make, have made, export, transport, use, offer for sale, sell or otherwise commercially exploit the Product (as defined below) (“Original License”);

WHEREAS, under the Original License, cMoney is authorized to sublicense certain rights in Global’s Intellectual Property that it obtained in connection with the Original License;

WHEREAS, Soprano, Global and cMoney are parties to an agreement in which cMoney agreed, under certain circumstances, to provide a license to Soprano or its assigns to exclusively make, have made, use and sell the Product in the Territory (as defined below) for a period of three years;

WHEREAS, cMoney and Global have agreed to grant Soprano such a license;

WHEREAS, subject to the terms and conditions hereinafter set forth, Licensor now wishes to grant to Licensee, and Licensee desires to obtain from Licensor, a sublicense to use the Intellectual Property on an exclusive basis to develop the Product (as defined below), within the Territory (as defined below) and during the Term (as defined below); and

WHEREAS, this Agreement is intended by the Parties to serve as an authorized sublicense under the Original License.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and undertakings contained herein, the receipt and sufficiency of which are acknowledged, the Parties hereby agree as follows:

ARTICLE I.                      DEFINITIONS

Definitions.  For the purposes of this Agreement, unless otherwise defined herein, capitalized terms used herein shall have the meanings hereinafter specified:

1.1 “Affiliate” means, as to any specified Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person.  For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership, by contract or otherwise.

1.2 “Agreement” shall have the meaning set forth in the Preamble of this Agreement.

1.3 “Effective Date” shall have the meaning set forth in the Preamble of this Agreement.

1.4 “Governmental Authority” means any government or any agency, bureau, board, commission, court, department, political subdivision, tribunal, or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state or local, domestic or foreign, and including any multinational authority or non-governmental authority which licenses or authorizes or may license or authorize the manufacturing, distribution, marketing or sale of a Product.

1.5 “Governmental Order” means any order, writ, judgment, injunction, decree, request, demand, stipulation, ruling, determination or award entered by or with any Governmental Authority.

1.6 “Gross Revenue” means the monetary compensation actually received by Licensor from sales of the Product made during the Term of this Agreement, minus freight, shipping, offsets, credits, discounts, returns and taxes.

1.7 “Intellectual Property” means any and all inventions, copyrights, copyright applications, patents, patent rights and licenses, patent applications, trademarks and service marks, trade dress and other trade indicia, including any and all applications and registrations related thereto, trade secrets, developments, methods, processes, ideas, works, concepts, and licenses related to same, related to the Technology, and any and all know-how, improvements, and other intellectual property related to the Technology owned by Global or to which Global otherwise has rights, and to which cMoney has been given rights under the Original License.

1.8 “Law” means any United States federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Governmental Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

1.9 “Licensee” shall have the meaning set forth in the Preamble of this Agreement.

1.10 “Licensor” shall have the meaning set forth in the Preamble of this Agreement.

1.11 “Owner” shall have the meaning set forth in the Preamble of this Agreement.

1.12 “Party” and “Parties” shall have the meaning set forth in the Preamble of this Agreement.

1.13 “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, university, college, Governmental Authority or other entity.

1.14 “Product” means the mobile payment application product developed by Soprano under the Intellectual Property following the Effective Date of this Agreement.

1.15 “Royalty” shall have the meaning set forth in Section 3.1 of this Agreement.

1.16 “Technology” means the patented mobile payment technologies to which cMoney has rights as of the Effective Date of this Agreement, as more fully described in Schedule A hereto.

1.17 “Term” shall have the meaning set forth in Section 9.1 of this Agreement.

1.18 “Territory” means Australia.

1.19 “Third Party” means any Person other than Global, cMoney and Soprano.

1.20 Interpretation.  Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Preamble, Recitals, Article, Section and Schedule are references to the Preamble, Recitals, Articles, Sections and Schedules to this Agreement unless otherwise specified; (c) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (d) the word “or” shall not be exclusive; (e) the words “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section; (f) the headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (g) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (h) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (i) references to any statute, listing rule, rule, standard, regulation or other Law include a reference to (i) the corresponding rules and regulations and (ii) each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; and (j) references to any section of any statute, listing rule, rule, standard, regulation or other Law include any successor to such section.

ARTICLE II.                      LICENSE

Grant of License.  Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive, royalty-bearing (pursuant to Article III), non-transferable (except as set forth in Article VI hereof), sublicense under the Intellectual Property to use the Technology, as necessary, to exploit the Product, within the Territory, during the applicable Term.

ARTICLE III.                                LICENSE FEE

3.1 Royalty Rate.  In consideration for the development of the Product, during the Term of this Agreement, Licensor agrees to pay Licensee a royalty payment of forty percent (40%) of Gross Revenue from the sale of the Product (the “Royalty”).

3.2 Royalty Payments.  All such Royalty payments made under this Article III shall be sent to Licensee at the address specified in this Agreement or at such other address that Licensee may from time to time specify in writing to Licensor.  All Royalties due under this Article III shall be paid in U.S. Dollars on a calendar monthly basis within thirty (30) days from the immediately preceding month.  For revenues received by Licensor in countries other than the United States, the exchange rate to be applied to calculate the Royalties owed in United States Dollars shall be the prevailing exchange rate for such country’s currency for bank cable transfers at closing for the last banking day of such monthly period by [Compass Bank], in [10635 Louetta Road, Houston, TX 77070].  In the event such exchange rate shall become unavailable for any reason, the exchange rate issued by the largest bank in [United States] in terms of assets, including such an exchange rate, shall be substituted.  Along with each scheduled Royalty payment, Licensor shall provide a showing of how the Royalties were calculated.

3.3 Licensor Books.  Licensor shall cause the preparation and maintenance of full and accurate books and records showing the basis for the calculation of the Royalties payable pursuant to this Agreement.  The books shall be kept in the State of Texas, at the principal office of Licensor, on a calendar year basis and in accordance with generally accepted accounting principles consistently applied.

ARTICLE IV.                                OWNERSHIP OF THE INTELLECTUAL PROPERTY

4.1 Ownership of Intellectual Property.  To the extent to which the Owner owns the Intellectual Property,   Licensee acquires only the rights to the Intellectual Property as expressly specified herein and does not acquire any right of ownership in or to the Intellectual Property or to any other patents held by Owner or Licensor.  Owner shall have the right and obligation to prepare, file and prosecute and maintain all U.S. and foreign patents included in the Intellectual Property and shall bear the costs of any such filing, preparation and maintenance.  Licensee’s use of the Intellectual Property shall inure solely to the benefit of Owner.

4.2 Marking.  Licensee shall use the Intellectual Property only in such manner as will comply with the provisions of applicable Laws relating to the Intellectual Property.  Specifically, Licensee shall mark, in a manner that is visible to the public, all Products or their containers that are made, used or sold under the terms of this Agreement in accordance with applicable patent marking laws.

4.3 Patent Term Extension.  The Parties hereby agree to fully cooperate with each other and to obtain an extension of the term of any patent included in the Intellectual Property under the applicable laws of any country.  Each Party agrees to execute such documents and to take additional actions as another Party may reasonably request in connection therewith.

ARTICLE V.                                PROTECTION OF INTELLECTUAL PROPERTY; LITIGATION

5.1 Unauthorized Use.  Licensee shall notify Licensor immediately upon becoming aware of (a) any conflicting uses of, or any applications of or registrations for, any Intellectual Property or any derivation, translation, adaptation, or combination of the Intellectual Property or any equivalent or confusingly similar variation thereof, (b) any acts of infringement, unfair competition, unauthorized use or dilution involving the Intellectual Property, or (c) any allegations that the use of the Intellectual Property by Licensor or Licensee infringes the intellectual property rights (including rights relating to unfair competition) of any other Person.

5.2 Enforcement.  During the Term, Owner will have the sole right, but not the obligation, to initiate any opposition, cancellation or infringement proceedings necessary to enforce the rights associated with the Intellectual Property.  Owner shall have the right, but not the obligation, to include Licensor and/or Licensee as a party/parties in any such enforcement proceedings, and Licensor and Licensee agree to join in such proceedings, at Owner’s expense, as voluntary plaintiffs or claimants upon request of Owner, and Licensor and Licensee shall cooperate fully with Owner in such proceedings, at Owner’s expense.  Owner shall have the sole right to control and settle any such proceedings.

5.3 Recovery.  Any recovery obtained as a result of any action pursuant to this Article V in matters related to the Territory shall be retained by Licensee.

ARTICLE VI.                                ASSIGNMENT

Subject to the provisions of subsections (a) through (c) below, this Agreement will be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a Party hereto for all purposes hereof.

(a) No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

(b) Notwithstanding subsection (a), any of the Parties hereto, upon providing the other Parties written notice, may, without the consent of the other Parties:  (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates; and/or (ii) designate one or more of its Affiliates to perform its obligations hereunder.

(c) Notwithstanding subsection (a), any of the Parties hereto (or its permitted successive assignees or transferees hereunder), upon providing the other Parties prior written notice, may, without the consent of the other Parties, assign or transfer this Agreement as a whole to an entity that succeeds to all or substantially all of the business or assets of such Party related to the Product.

ARTICLE VII.                                REPRESENTATIONS; WARRANTY DISCLAIMER

7.1 In General.

(a)           Duly Executed.  Each Party represents and warrants to the other that it has duly authorized, executed and delivered this Agreement, which, subject to the due execution and delivery hereof by the other Parties, constitutes the legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b)           Duly Authorized; No Conflicts.  The execution, delivery and performance of this Agreement by each Party and all instruments and documents to be delivered by each Party hereunder and the performance of each Party’s obligations hereunder:  (i) are within the power of such Party; (ii) have been duly authorized by all necessary corporate action; (iii) do not result in a breach or violation of, or default under, the organizational documents of such Party; (iv) do not violate any applicable Laws; (v) do not and will not result in a breach or violation of, or default under, any contractual obligation of such Party; and (vi) no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with authorization, execution, delivery and performance by a Party of this Agreement, except such as shall have been obtained prior to the Effective Date.

(c)           Duly Organized.  Each Party (i) is duly organized, validly existing and to the extent such concept is applicable in a jurisdiction, is in good standing under the laws of the jurisdiction of its organization and (ii) is duly qualified to do business and to the extent such concept is applicable in a jurisdiction, in good standing in each jurisdiction where the nature of the activities conducted by it or the character of the property owned by it make such qualification necessary, except for those jurisdictions where the failure to be so qualified does not constitute a material adverse effect; and (iii) will not be in a breach or violation of, or default under, the organizational documents.

7.2 Licensor Representations and Warranties.  Licensor represents and warrants that (a) it has licensed the Intellectual Property from Owner and has the legal right to grant the sublicense set forth in this Agreement, and by granting such sublicense, Licensor will not breach any existing contract, relationship or agreement; (b) to its knowledge, the Technology is free of any encumbrance, including, without limitation, claims, licenses, options and prior agreements, which would in any way impair the rights granted to Licensee herein; (c) to its knowledge, Licensee’s exercise of its rights hereunder will not infringe the patent or other intellectual property rights of Third Parties; (d) it has not taken any action or lack of action and will not take any action or lack of action to make or cause any issued patents with the Intellectual Property to be invalid and/or non-enforceable; and (e) Schedule A contains a complete list of all existing patents and patent applications licensed to Licensor which relate to the Technology.  No representation is made regarding the enforceability of non-U.S. patents.

7.3 Warranty Indemnity.  Each Party agrees to indemnify and hold the other Parties and their directors, officers, trustees, employees, agents and representatives, harmless from any liabilities, costs and expenses (including attorney’s fees and expenses), obligations or causes of action arising out of or related to any breach of the covenants, representations and warranties made by such Party herein.

7.4 General Indemnity.  Each Party agrees to protect, defend, indemnify and hold the other Parties and their directors, officers, trustees, employees, agents and representatives, harmless from and against, and to pay any and all losses, liabilities, claims, demands, causes of action, lawsuits, or other proceedings (whether in contract, tort, strict liability or otherwise), fines, assessments, damages or any other amounts of whatever nature which a Party hereto and its directors, officers, trustees, employees, agents and representatives may sustain or incur, including all attorney’s fees and court costs, as a consequence of any Third Party’s claims and demands arising from the development of the Product by the Party, to the extent such liability is not due to another Party’s negligence or willful misconduct.

ARTICLE VIII.                                LIMITATION OF LIABILITY

NONE OF THE PARTIES HERETO WILL BE LIABLE TO THE OTHER PARTIES FOR ANY CLAIMS FOR CONSEQUENTIAL, INCIDENTAL PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS, OR OTHER BUSINESS INTERRUPTION DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THE AGREEMENT OR ARISING UNDER STATUTE, IN TORT, OR CONTRACT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.  THE FOREGOING LIMITATION WILL NOT APPLY TO LIMIT ANY PARTY’S LIABILITY WITH RESPECT TO (a) A THIRD PARTY, (b) FRAUD, OR (c) CRIMINAL ACTS.

ARTICLE IX.                                TERM AND TERMINATION

9.1 Term.  This Agreement shall commence as of the Effective Date and shall continue on for a period of three years, unless terminated earlier by agreement of the Parties or pursuant to either Section 9.2 or 9.3 hereof (collectively, the “Term”).

9.2 Termination Upon Breach.  This Agreement may be terminated by a non-breaching Party upon notice to the breaching Party if there shall occur a material breach of this Agreement by the breaching Party and such breach is not cured within thirty (30) days after written notice from the non-breaching Party to the breaching Party.

9.3 Termination Upon Certain Insolvency Events.  This Agreement will immediately terminate if: (a) Licensee shall fail to pay its debts in the ordinary course of its business, or shall admit in writing its inability to pay its debt generally, or shall make a general assignment for the benefit of creditors or any proceeding shall be instituted by or against Licensee seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any proceeding instituted against Licensee, such proceeding shall not be stayed or dismissed within sixty (60) days from the date of institution thereof, or (b) Licensee shall take any corporate action to authorize any of the actions set forth in clause (a) above. The Parties agree that Section 11 U.S.C. § 365(n) of the Bankruptcy Code related to intellectual property licenses shall apply to the licenses herein in the event that Owner and/or its Affiliates becomes subject to a proceeding subject to the Bankruptcy Code.

9.4 Effect of Termination.  Upon the termination of this Agreement, Licensee shall, subject to applicable Law, promptly: (a) cease any and all use of the Intellectual Property; (b) cease indicating that Licensee is a licensee of Licensor; and (c) refrain from using or displaying the Product or performing any other act that would cause anyone to infer or believe Licensee is the owner of, or a licensee of Licensor with respect to, the Intellectual Property.

9.5 Rights and Remedies.  The rights and remedies of Owner and/or Licensor set forth in this Article IX are in addition to all other rights and remedies available at law or equity.

ARTICLE X.                                MISCELLANEOUS

10.1 Survival.  Articles I and VIII of this Agreement, as well as the provisions of Sections 4.1, 9.4, 9.5, 10.4, 10.7, 10.8, 10.9, and this Section 10.1, shall survive the termination of this Agreement for any reason.

10.2 Relationship of the Parties.  Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other except as expressly provided in this Agreement.  No Party shall have any responsibility for the hiring, termination or compensation of the other Parties’ employees or for any employee benefits of such employee.  No employee or representative of a Party shall have any authority to bind or obligate the other Parties to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on said other Parties without said Parties’ approval.  Further, nothing in this Agreement shall be construed to establish a relationship of co-partners or joint venturers between the Parties.

10.3 Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.3):

if to Owner:

Global 1 Enterprises, Inc.
P.O. Box 572335
Houston, TX  77257
Attention:                      Jennifer Pharris_
Facsimile:                      (713) 583-9795

if to Licensor:

C$ cMoney, Inc.

P.O. Box 572335
Houston, TX  77257
Attention:                      Jennifer Pharris
Facsimile:                      (866) 470-3823

with a copy (which shall not constitute notice) to:

Fulbright & Jaworski L.L.P.
Fulbright Tower
1301 McKinney, Suite 5100
Houston, TX  77010
Attention:                      Charles S. Baker
Facsimile:                      (713) 651-5246

if to Licensee:

Soprano Design Pty Ltd
Level 11, 132, Arthur Street
North Sydney NSW 2060
Australia
Attention:                      Richard Favero
Facsimile:                      _______________

10.4 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

10.5 Entire Agreement.  Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of Licensor and Licensee with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of Licensor, on the one hand, and Licensee, on the other hand, with respect to the subject matter of this Agreement.

10.6 Amendment; Waiver.  No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by all the Parties.  No provision of this Agreement may be waived except by a written instrument signed by the Party against whom the waiver is to be effective.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as otherwise set forth herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

10.7 Forum and Jurisdiction.  This Agreement shall be deemed accepted and delivered in and governed by and construed under the laws of the State of Texas and the United States of America.  No conflicts of law rule or law which may refer to the laws of another state, republic or country shall be considered.  The Parties consent to the jurisdiction and venue of the federal and state courts located in Harris County, Texas, concerning any disputes or claims arising from or connected to this Agreement and agree that any action concerning any disputes or claims from or connected to this Agreement shall be conducted solely within the courts situated therein.  The Parties hereby exclude the application of The Convention for the International Sale of Goods.

10.8 Obligations of Parties.  Each obligation of a Party under this Agreement to take (or refrain from taking) any action hereunder shall be deemed to include an undertaking by the Party to cause its Affiliates to take (or refrain from taking) such action.

10.9 Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer, in each case as of the date first written above.

OWNER:

GLOBAL 1 ENTERPRISES, INC.

By: /s/ Jennifer Pharris
Name:Jennifer Pharris
Title: President

LICENSOR:

C$ CMONEY, INC.

By:/s/ Jennifer Pharris
Name:  Jennifer Pharris
Title:  Chairman/CEO

LICENSEE:

SOPRANO DESIGN PTY LTD

By: /s/ R Favero
Name: R Favero
Title: Director

SCHEDULE A

Intellectual Property

1.           TRADEMARKS

MARK	SERIAL NO.	GOODS / SERVICES
CMONEY	77/435,670	Electronic cash transactions

2.           PATENTS

PATENT NO.	INVENTION
PCT/US2009/039322	Transaction server configured to authorize payment transactions using mobile telephone devices
PCT/US2009/039328	Ghosting payment account data in a mobile telephone payment transaction system
PCT/US2009/039329	Mobile telephone transaction systems and methods